Exhibit 10.17

United Technologies Corporation
Long-Term Incentive Plan
Performance Share Unit Award
Schedule of Terms
(Rev. January 2016)

This Schedule of Terms describes the material features of the recipient’s Performance Share Unit Award (the “PSU Award” or the “Award”) granted under the United Technologies Corporation Long-Term Incentive Plan as amended and restated effective April 28, 2014 (the “LTIP”). The Award is subject to this Schedule of Terms and the terms, definitions, and provisions of the LTIP. The LTIP Prospectus contains detailed information about the LTIP and this Award.

Performance Share Unit
A Performance Share Unit (a “PSU”) is equal in value to one share of common stock of United Technologies Corporation (the “Common Stock”). PSUs are generally convertible into shares of Common Stock if, to the extent the associated pre-established performance targets are achieved, and the recipient remains employed by the Company at the end of the performance measurement period. (see “Vesting” below). “Company” means United Technologies Corporation (the “Corporation”), and its subsidiaries, divisions and affiliates.
Acknowledgement and Acceptance of Award
The number of PSUs awarded is set forth in the Award Statement. The recipient must affirmatively acknowledge and accept the terms and conditions of the PSU Award or the Award will be forfeited.
Recipients must acknowledge and accept the terms and conditions of this PSU Award electronically via the UBS One Source website at www.ubs.com/onesource/UTX. Recipients have 150 days from the date of grant to acknowledge and to accept the Award.
Recipients based in certain countries must acknowledge and accept the terms and conditions of this PSU Award by signing and returning the designated portion of the Award Statement to the Stock Plan Administrator within 150 days from the date of grant. These countries include Russia, Turkey, Hungary, Slovenia, and Ukraine.
Vesting
PSUs vest only if pre-established performance targets are achieved and the recipient has not terminated his employment prior to the end of the performance measurement period. Potential performance targets include: (i) Diluted earnings per share (“EPS”); (ii) Total shareowner return (“TSR”); (iii) Working capital and gross inventory turnover; (iv) Net Income; (v) Revenue growth; (vi) Return on Invested Capital (“ROIC”); (vii) return on net assets (“RONA”); (viii) Earnings before interest and taxes (“EBIT”); (ix) free cash flow; (x) segment profit; and (xi) return on sales (“ROS”) . A PSU Award may be subject to a single or multiple performance targets. The Award Statement will specify the applicable performance targets, the performance period and vesting date, the minimum performance required for vesting, the range of vesting relative to measured performance and, if multiple performance targets apply, the relative weighting of each.
2016 Performance targets include: (i) Diluted earnings per share (“EPS”); (ii) Total shareowner return (“TSR”); and (iii) Return on Invested Capital (“ROIC”).
Earnings Per Share (“EPS”) is net income divided by average diluted shares. EPS excludes items affecting comparability and may be adjusted positively or negatively for the purpose of excluding items unrelated to the underlying performance measured by this metric. Any such adjustments will be made by the Committee when necessary and appropriate for the purpose of preserving the validity of the measured performance. EPS Growth is calculated as a Compound Annual Growth Rate over three years.
Total Shareholder Return (“TSR”) is the change in share price over the cumulative three-year performance period (plus reinvested dividends) divided by the share price at the beginning of the three year period. TSR is calculated using the trailing November/December average share price for the beginning and end of the 3-year period as calculated by Standard & Poor’s. Relative TSR is the rank of UTC’s TSR among S&P 500 companies. If Relative TSR is negative for the three-year performance period, the maximum payout percentage shall be 100% for the TSR component of the award.
Return on Invested Capital (“ROIC”) is the ratio of Net Operating Profit After Tax (“NOPAT”) to Invested Capital (“IC”). ROIC will be measured on an average quarterly basis over the three-year performance period of the Award. ROIC will be based on continuing operations and subject to adjustments for restructuring, non-recurring and other significant defined non-operational items. ROIC may be subject to additional pre-established adjustments made by the Committee, when necessary and appropriate, for the purpose of preserving the validity of the measured performance.
In the event of certain types of misconduct, Awards may be forfeited, including vested Awards and gains realized from prior Awards. See “Forfeiture of Award” on page 4.
No Shareowner Rights
A PSU is the right to receive a share of Common Stock in the future, subject to continued employment and achievement of performance targets. The holder of a PSU has no voting, dividend or other rights accorded to owners of Common Stock.
Payment/Conversion of PSUs
PSUs will generally be converted into shares of Common Stock, effective as of the vesting date, when the Committee on Compensation and Executive Development of the Corporation’s Board of Directors (the “Committee”) determines if, and to what extent, PSUs have vested as a result of the achievement of performance targets. If performance targets are not met, the PSUs that do not vest will be cancelled without value. PSUs may be paid in cash where local law restricts the distribution of Common Stock.
Termination of Employment
If the recipient terminates employment prior to the end of the performance measurement period for any reason other than death, Disability, or Retirement (including “Rule of 65,” detailed below), unvested PSUs will be cancelled as of the termination date.
Retirement. The recipient is eligible for Retirement under this Award if the recipient terminates by reason of Normal Retirement or Early Retirement as provided below:

(i)	“Normal Retirement” means termination on or after age 65;

(ii)	“Early Retirement” means termination on or after:

(a)	Age 55 with 10 or more years of continuous service as of the date of termination; or

(b)	Age 50, but before age 55, and the sum of age and continuous service adds up to 65 or more (“Rule of 65”).

Upon Retirement, unvested PSUs that have been held for at least one year prior to the termination date will remain outstanding and eligible to vest as scheduled, if and to the extent the Committee determines that performance targets have been achieved.
In all cases, PSUs held for less than one year as of the termination date will be cancelled without value.
Service used to determine eligibility for Retirement or the Rule of 65 will be based on “Continuous Service” as defined in the UTC Employee Retirement Plan.
Disability. If employment terminates by reason of Disability, unvested PSUs will not be forfeited. As long as recipient remains disabled under the Company’s long-term disability plan applicable to the recipient, PSUs not yet vested will remain eligible to vest per the terms of the Award.
Death. If the recipient dies while an active employee of the Company, the number of PSUs awarded will vest and be converted to shares of Common Stock (at target) effective as of the date of death. The shares will be delivered to the estate of the recipient as soon as administratively practicable.
Rehire. If the recipient terminates employment and is then rehired by the Company before the end of the 90-day period immediately following the date of termination, unvested PSUs that were cancelled because of the termination of employment will be reinstated. If the recipient is rehired by the Company after the 90-day period immediately following the date of termination, the recipient will be treated as a new employee and cancelled PSUs will not be reinstated.
Forfeiture of Award
PSUs shall be forfeited and the recipient will be obligated to repay the value realized from the conversion of PSUs into shares of unrestricted Common Stock under the following circumstances:

(i)	Termination of Employment for Cause;

(ii)	A restatement of financial results attributable to the recipient’s actions, whether intentional or negligent;

(iii)
The Committee determines that Award vesting was based on incorrect performance measurement calculations. In such event, vesting (and recoupment, if applicable) will be adjusted consistent with the actual corrected results;

(iv)
If within three years following any Termination of Employment, the Committee or the Company determines that the recipient engaged in conduct that would have constituted the basis for a Termination of Employment for Cause;

(v)	If at any time during the twenty-four month period immediately following any Termination of Employment, the recipient:

(A)
Solicits for employment or otherwise attempts to retain the professional services of any individual then employed or engaged by the Company (other than a person performing secretarial or similar services) or who was so employed or engaged during the three month period preceding such solicitation; or

(B)
Disparages the Company, its executives, directors or products; directly or indirectly, in any capacity or manner, makes any statement of any kind (or cause, further, assist, solicit, encourage, support or participate in the foregoing), whether verbal, in writing, electronically transferred or otherwise, or discloses any items of information which, in either case are or may reasonably be construed to be derogatory, critical or adverse to the interests of the Company; or

(vi)
If at any time during the twelve-month period following any Termination of Employment, the recipient becomes employed by, consults for, or otherwise renders services to any business entity or person (i) engaged in activities that compete with the Corporation or the business unit that employed the recipient, or (ii) that is a material customer of or a material supplier to the Corporation or the business unit that employed the recipient, unless the recipient has first obtained the consent of the Executive Vice President & CHRO. A recipient shall be deemed to have been employed by each business unit that employed the recipient within the two-year period immediately prior to the date of the Termination of Employment. The recipient agrees that the terms of this paragraph are reasonable. However, if any portion of this paragraph is held by competent authority to be unenforceable, this paragraph shall be deemed amended to limit its scope to the broadest scope that such authority determines is enforceable, and as so amended shall continue in effect. The Recipient acknowledges that this Award shall constitute compensation in satisfaction of this covenant.

Adjustments
If the Corporation effects a subdivision or consolidation of shares of Common Stock or other capital adjustment, the number of PSUs (and the number of shares of Common Stock that will be issued upon conversion) shall be adjusted in the same manner and to the same extent as all other shares of Common Stock of the Corporation. In the event of material changes in the capital structure of the Corporation resulting from: the payment of a special dividend (other than regular quarterly dividends) or other distributions to shareowners without receiving consideration therefore; the spin-off of a subsidiary; the sale of a substantial portion of the Corporation’s assets; in the event of a merger or consolidation in which the Corporation is not the surviving entity; or other extraordinary non-recurring events affecting the Corporation’s capital structure and the value of Common Stock, equitable adjustments shall be made in the terms of outstanding Awards, including the number of PSUs and underlying shares of Common Stock as the Committee determines are necessary or appropriate to prevent an increase or decrease in the value of PSUs relative to Common Stock or the dilution or enlargement of the rights of recipients.
Change-in-Control
In the event of a Change-in-Control or restructuring of the Company, the Committee may (in its sole discretion) take certain actions with respect to out-standing Awards to assure fair and equitable treatment of LTIP Award recipients. Such actions may include the acceleration of the vesting date; offering to purchase an outstanding Award from the holder for its equivalent cash value (as determined by the Committee); or providing for other adjustments or modifications to outstanding Awards as the Committee may deem appropriate.
Awards Not to Affect or Be Affected by Certain Transactions
PSU Awards shall not in any way affect the right or power of the Corporation or its shareowners to effect: (a) Any or all adjustments, recapitalizations, reorganizations or other changes in the Corporation’s capital structure or its business; (b) Any merger or consolidation of the Corporation; (c) Any issue of bonds, debentures, shares of stock preferred to, or otherwise affecting the Common Stock of the Corporation or the rights of the holders of such Common Stock; (d) The dissolution or liquidation of the Corporation; (e) any sale or transfer of all or any part of its assets or business; or (f) Any other corporate act or proceeding.
Taxes / Withholding
Recipient is responsible for all income taxes, social insurance, payroll tax, payment on account or other tax-related items attributable to any Award (“Tax-Related Items”). The closing price of Common Stock on the New York Stock Exchange on the vesting date will be used to calculate income realized from the vesting of PSUs. The Company shall take such steps as are appropriate to satisfy the obligations with regard to Tax-Related Items. The Company shall have the right to deduct directly from any payment or delivery of shares due to recipient or from recipient’s regular compensation to effect compliance with all Tax-Related Items including withholding and reporting with respect to the vesting of any PSU. Acceptance of an Award constitutes affirmative consent by recipient to such withholding. Recipient acknowledges that the ultimate liability for all Tax-Related Items is and remains recipient’s responsibility and may exceed the amount actually withheld by the Company. Further, if recipient has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, recipient acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction. In those countries where there is no withholding on account of such Tax-Related Items, recipients must pay the appropriate taxes as required by any country where they are subject to tax. In those instances where Company is required to calculate and remit withholding on Tax-Related Items after shares have already been delivered, recipient shall pay the Company any amount of Tax-Related Items that Company is required to account for. The Company may refuse to distribute an Award if Recipient fails to comply with his or her obligations in connection with Tax-Related Items.
Vesting / Taxes Due. If recipient is subject to tax in the U.S., the value of the Award as of the Vesting Date will be subject to FICA withholding in that same calendar year. If recipient is responsible for a Tax-Related Item in a country outside the U.S. (“Foreign Country”) and if pursuant to the rules regarding such Tax-Related Item in such Foreign Country, recipient will be liable for such Tax-Related Item prior to the date that recipient is issued shares pursuant to this Award, the Committee, in its discretion, may accelerate vesting and settlement of a portion of the Award to the extent necessary to pay the foreign Tax-Related Items due (and any applicable U.S. income taxes due as a result of the acceleration of vesting and settlement) but only if such acceleration does not result in taxation under Section 409A (as permitted under Treasury Regulation Section 1.409A-3(j)(4)(xi)).
Deferral of Gain (U.S. based executives)
A recipient who qualifies as a Participant under the LTIP PSU Deferral Plan may irrevocably elect to defer the conversion of vested PSUs into shares of Common Stock to a date that is at least five years after the scheduled vesting date. The election to defer the conversion of shares must be made no later than the end of the second year of the performance measurement period, or such earlier date as may be specified by the Committee. Vested PSUs subject to a deferral election will be converted to unfunded deferred share units that will convert into shares of Common Stock on the distribution date as specified in the deferral election and the LTIP PSU Deferral Plan. Deferred share units will be credited with dividend equivalents. Under U.S. income tax law, a recipient will generally not be taxed until the resulting deferred share units are converted to shares of Common Stock and distributed. Deferred share units will not be funded by the Company. In this regard, a recipient’s rights to deferred share units are those of a general unsecured creditor of the Company. Details of the deferral of PSUs into deferred share units will be provided with the election materials. The opportunity to make such an election is subject to changes in Federal tax law. The Committee reserves the right to discontinue offering PSU deferral elections at any time for any reason it deems appropriate in its sole discretion.
Nonassignability
Unless otherwise prescribed by the Committee, no assignment or transfer of any right or interest of a recipient in any PSU, whether voluntary or involuntary, by operation of law or otherwise, shall be permitted except by will or the laws of descent and distribution. Any attempt to assign such rights or interest shall be void and without force or effect.
Nature of Payments
All Awards made pursuant to the LTIP are in consideration of services performed for the Company. Any gains realized pursuant to such Awards constitute a special incentive payment to the recipient and shall not be taken into account as compensation for purposes of any of the employee benefit plans of the Company. Receipt of a current Award does not guarantee receipt of a future Award.
Right of Discharge Reserved
Nothing in the LTIP or in any PSU Award shall confer upon any recipient the right to continued employment or service for any period of time, or affect any right that the Company may have to terminate the employment or service of such recipient at any time for any reason.
Administration
Awards granted pursuant to the LTIP shall be interpreted and administered by the Committee. The Committee shall establish such procedures as it deems necessary and appropriate to administer Awards in a manner that is consistent with the terms of the LTIP. The Committee’s decision on any matter related to an Award shall be binding and conclusive. Under the LTIP, subject to certain limitations, the Committee has delegated to the Chief Executive Officer the authority to grant Awards, and has further delegated the authority to administer and interpret Awards to the Executive Vice President & CHRO and to such subordinates as he or she may further delegate. Awards to employees of the Company who are either reporting persons under Section 16 of the Securities Exchange Act of 1934 (“Insiders”) or members of the Company’s Executive Leadership Group will be granted, administered, and interpreted exclusively by the Committee.
Data Privacy
The Corporation maintains electronic records for the purpose of administering the LTIP and individual Awards. In the normal course of plan administration, electronic data may be transferred to different sites within the Company and to outside service providers. Acceptance of an Award constitutes consent by the recipient to the collection, use, processing, transmission and holding of personal data, in electronic or other form, as required for the implementation, administration, and management of this Award and the LTIP by the Company or its third party administrators within or outside the country in which the recipient resides or works. All such collection, use, processing, transmission and holding of data shall comply with applicable privacy protection requirements.
Government Contract Compliance
The Company’s Policy on “Business Ethics and Conduct in Contracting with the United States Government” calls for compliance with the letter and spirit of government contracting laws and regulations. In the event of a violation of government contracting laws or regulations, the Committee reserves the right to revoke any outstanding Award.
Interpretations
Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the LTIP. This Schedule of Terms and each Award Statement is subject in all respects to the terms of the LTIP. In the event that any provision of this Schedule of Terms or any Award Statement is inconsistent with the terms of the LTIP, the terms of the LTIP shall govern. Any question concerning administration or interpretation arising under the Schedule of Terms or any Award Statement shall be determined by the Committee or its delegate, and such determination shall be final and conclusive upon all parties in interest. If this Schedule of Terms or any other document related to this Award is translated into a language other than English and a conflict arises between the English and translated version, the English version will control.
Governing Law
The LTIP, this Schedule of Terms and the Award Statement shall be governed by and construed in accordance with the laws of the State of Delaware.
Additional Information
Questions concerning the Plan or Awards and requests for Plan documents shall be directed to:
Stock Plan Administrator
stockoptionplans@utc.com

OR

United Technologies Corporation
Attn: Stock Plan Administrator
4 Farm Springs
Farmington, CT 06032

The Corporation and / or its approved Stock Plan Administrator will send any Award-related communications to the recipient’s email address or physical address on record. It is the responsibility of the recipient to ensure that both the e-mail and physical address on record are up-to-date and accurate at all times to ensure delivery of Award-related communications.